Exhibit 5

[HOGAN & HARTSON L.L.P. LETTERHEAD]
May 16, 2003

Board of Directors
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166

     Ladies and Gentlemen:

               We are acting as counsel to Orbital Sciences Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of 1,500,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), issued from time to time pursuant to the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

               For purposes of this opinion letter, we have examined copies of the following documents:

1.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on May 6, 2003 and as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

2.	The Bylaws of the Company, as amended, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	Certain Resolutions of the Board of Directors of the Company adopted at meetings held on October 22, 1998, January 24, 2002, and October 24, 2002, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval of the Plan and arrangements in connection therewith.

4.	The Plan, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	An executed copy of the Registration Statement.

               In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the documents submitted to us. We have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

               This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended (the “DGCL”). We express no opinion herein as to any

Board of Directors
Orbital Sciences Corporation
May 16, 2003

other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

               Based upon, subject to and limited by the foregoing, we are of the opinion that following the issuance of the Shares by the Company pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

               This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

* * * * *

               We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

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